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                                                               Exhibit 99.77I(b)

                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                 SUB-ITEM 77I(b)

The Registrant has issued the following new class of security described below:

INTERNET TECHNOLOGIES TRUST

Investment Objective
         The investment objective of the Internet Technologies Trust is to seek long-term capital appreciation.

Investment Policies
         Munder Capital Management ("Munder") manages the Internet Technologies Trust. Munder pursues this investment objective by investing the portfolio's assets primarily in companies engaged in Internet-related business (such businesses also include Intranet-related businesses).

         Under normal market conditions, the Internet Technologies Trust will invest at least 65% of its total assets in equity securities of companies that are:

         (a) engaged in the research, design, development, manufacturing of products, processes or services for use with Internet related businesses, or

         (b) engaged to a significant extent in the business of distributing products, processes or services for use with Internet related businesses.

Equity securities include common stocks, preferred stocks and securities convertible into common stocks.

         The Internet is a world-wide network of computers designed to permit users to share information and transfer data quickly and easily. The World Wide Web ("WWW"), which is a means of graphically interfacing with the Internet, is a hyper-text based publishing medium containing text, graphics, interactive feedback mechanisms and links with WWW documents and to other WWW documents. An Intranet is the application of WWW tools and concepts to a company's internal documents and databases.

         There is no limit on the market capitalization of the companies the portfolio may invest in, or in the length of operating history for the companies. The portfolio may invest without limit in initial public offerings.

         The portfolio may also invest up to 25% of its assets in foreign securities. Foreign securities include investments in non-U.S. dollar-denominated securities traded outside of the United States and dollar-denominated securities of foreign issuers traded in the United States. Foreign securities also include investments such as American Depository Receipts ("ADRs") which are U.S. dollar-denominated receipts representing shares of foreign-based corporations. ADRs are issued by U.S. banks or trust companies, and entitle the holder to all dividends and capital gains that are paid out on the underlying foreign shares.

Temporary Defensive Investing
         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Internet Technologies Trust may invest all or a portion of its assets in short-term bonds, cash and cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.

DYNAMIC GROWTH TRUST

Investment Objective
         The investment objective of the Dynamic Growth Trust is to seek long-term growth of capital.

Investment Policies
         Janus Capital Corporation ("Janus") manages the Dynamic Growth Trust. Janus pursues this investment objective by investing the portfolio's assets primarily in equity securities selected for their growth potential with normally at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalization falls within the range of companies in the S&P Mid Cap 400 Index. Market capitalization is a commonly used measure of the size and value of a company. The market capitalizations within the S&P Mid Cap 400 Index will vary, but as of December 31, 1999, they ranged from approximately $170 million to $37 billion. Equity securities include common stocks, preferred stocks, warrants and securities convertible into common or preferred stocks.

         The Dynamic Growth Trust may invest in foreign securities. Janus seeks companies that meet its selection criteria, regardless of where a company is located. Foreign securities are generally selected on a stock-by-stock basis without regard to any defined allocation among countries or geographic regions. However, certain factors such as expected levels of
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inflation, government policies influencing business conditions, the outlook for currency relationships, and prospects for economic growth among countries, regions or geographic areas may warrant greater consideration in selecting foreign securities. There are no limitations on the countries in which the Dynamic Growth Trust may invest and the portfolio may, at times, have significant foreign exposure.

         Janus generally takes a "bottom up" approach to selecting companies. In other words, they seek to identify individual companies with earnings growth potential that may not be recognized by the market at large. They make this assessment by looking at companies one at a time, regardless of size, country of organization, place of principal business activity, or other similar selection criteria. Realization of income is not a significant consideration when choosing investments for the Dynamic Growth Trust.

         The Dynamic Growth Trust may invest in special situations. A special situation arises when, in the opinion of Janus, the securities of a particular issuer will be recognized and appreciate in value due to a specific development with respect to that issuer. Developments creating a special situation might include, among others, a new product or process, a technological breakthrough, a management change or other extraordinary corporate event, or a differences in market supply of and demand for the security. The portfolio's performance could suffer if the anticipated development in a "special situation" investment does not occur or does not attract the expected attention.

         The Dynamic Growth Trust may also invest to a lesser degree in (a) debt securities, (b) indexed/structured securities and (c) high yield/high risk bonds (not to exceed 35% of the portfolio's assets).

Cash Positions
         When Janus believes that market conditions are unfavorable for profitable investing, or when Janus is unable to locate attractive investment opportunities, the portfolio's cash or similar investments may increase. In other words, the portfolio does not always stay fully invested in stocks and bonds. In addition, Janus may also temporarily increase the portfolio's cash position to protect its assets or maintain liquidity.

TACTICAL ALLOCATION TRUST

Investment Objective
         The investment objective of the Tactical Allocation Trust is to seek total return, consisting of long-term capital appreciation and current income.

Investment Policies
         Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") manages the Tactical Allocation Trust. Mitchell Hutchins seeks to achieve this investment objective by allocating the portfolio's assets between:

         - A stock portion that is designed to track the performance of the S&P 500 Composite Stock Price Index (the "S&P 500 Index") and

         -        A fixed income portion that consists of either five-year U.S.
                  Treasury notes or U.S. Treasury bills with remaining maturities of 30 days.

         The portfolio's subadviser reallocates the portfolio's assets in accordance with the recommendations of its own Tactical Allocation Model on the first business day of each month.

         The Tactical Allocation Model attempts to track the performance of the S&P 500 Index in periods of strong market performance. The Model attempts to take a more defensive posture by reallocating assets to bonds or cash when the Model signals a potential bear market, prolonged downturn in stock prices or significant loss in value. The Model can recommend stock allocations of 100%, 75%, 50%, 25% or 0%. By using the Tactical Allocation Model, the portfolio seeks to achieve total return during all economic and financial markets cycles, with lower volatility than that of the S&P 500 Index.

         If the Tactical Allocation Model recommends a stock allocation of less than 100%, the Model also recommends a fixed income allocation for the remainder of the portfolio's assets. The Model uses a bond risk premium determination to decide whether to recommend five-year U.S. Treasury notes or 30-day U.S. Treasury bills. This bond risk premium is calculated based on the yield-to-maturity of the five-year U.S. Treasury note and the one-year U.S. Treasury bill.

         The basic premise of the Tactical Allocation Model is that investors accept the risk of owning stocks, measured as volatility of return, because they expect a return advantage. This expected return advantage of owning stocks is called the equity risk premium ("ERP"). The Model projects the stock market's expected ERP based on several factors, including the current price of stocks and their expected future dividends and the yield-to-maturity of the one-year U.S. Treasury bill. When the stock market's ERP is high, the Model signals the portfolio to invest 100% in stocks. Conversely, when the ERP decreases below certain threshold levels, the Model signals the portfolio to reduce its exposure to stocks.

         When the Tactical Allocation Model recommends a fixed income allocation of more than 50%, the Tactical Allocation Trust must invest in other high quality bonds or money market instruments to the extent needed to limit the
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portfolio's investments in U.S. Treasury obligations to no more than 55% of its assets. This limit is imposed by Internal Revenue Code diversification requirements for segregated asset accounts used to fund variable annuity or variable life contracts.

         The Tactical Allocation Trust deviates from the recommendations of the Tactical Allocation Model only to the extent necessary to:

                  - Maintain an amount in cash, not expected to exceed 2% of its total assets under normal market conditions, to pay portfolio operating expenses, dividends and other distributions on its shares and to meet anticipated redemptions of shares;

                  - Qualify as a regulated investment company for federal income tax purposes; and

                  - Meet the diversification requirements imposed by the Internal Revenue Code on segregated asset accounts used to fund variable annuity and/or life insurance contracts as discussed above.

         In its stock portion, Tactical Allocation Trust attempts to duplicate, before the deduction of operating expenses, the investment results of the S&P 500 Index. Securities in the S&P 500 Index are selected, and may change from time to time, based on a statistical analysis of such factors as the issuer's market capitalization (the S&P 500 Index emphasizes large capitalization stocks), the security's trading activity and its adequacy as a representative of stocks in a particular industry section. The portfolio's investment results for its stock portion will not be identical to those of the S&P 500 Index. Deviations from the performance of the S&P 500 Index may result from purchases and redemptions of fund shares that may occur daily, as well as from expenses borne by the portfolio. Instead, the portfolio attempts to achieve a correlation of at least 0.95 between the performance of the portfolio's stock portion, before the deduction of operating expenses, and that of the S&P 500 Index (a correlation of 1.00 would mean that the net asset value of the stock portion increased or decreased in exactly the same proportion as changes in the S&P 500 Index). The S&P 500 Index can include U.S. dollar-denominated stocks of foreign issuers, and the portfolio invests in those securities to the extent needed to track the performance of the S&P 500 Index.

         For its bond investments, the Tactical Allocation Trust seeks to invest in U.S. Treasury notes having five years remaining until maturity at the beginning of the then-current calendar year. However, if those instruments are not available at favorable prices, the portfolio may invest in U.S. Treasury notes that have either remaining maturities as close as possible to five years or overall durations that are as close as possible to the duration of five year U.S. Treasury notes. Similarly, for its cash investments, the portfolio seeks to invest in U.S. Treasury bills with remaining maturities of 30 days. However, if those instruments are not available at favorable prices, the portfolio may invest in U.S. Treasury bills that have either remaining maturities as close as possible to 30 days or overall durations that are as close as possible to the duration of 30-day U.S. Treasury bills.

In addition to any reallocation of assets directed by the Tactical Allocation Model on the first business day of the month, any material amounts resulting from appreciation or receipt of dividends, other distributions, interest payments and proceeds from securities maturing in each of the asset classes are reallocated (or "rebalanced") to the extent practicable to establish the Model's recommended asset mix. Any cash maintained to pay fund operating expenses, pay dividends and other distributions and to meet share redemptions is invested on a daily basis.

         The portfolio may sell short "against the box" (sale of a security a portfolio owns or has the right to acquire at no additional cost.)

Temporary Defensive Investing
         Other than its investments in U.S. Treasury bills or other high quality money market instruments as indicated by the Tactical Allocation Model, the Tactical Allocation Trust may invest to a limited extent in money market instruments for cash management purposes. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.

THE INDEX TRUSTS

         There are five Index Trusts - Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index, and 500 Index (the "Index Trusts") - each with its own investment objective and policy. The Index Trusts differ from the actively managed portfolios described in this prospectus. Actively managed portfolios seek to outperform their respective indices through research and analysis. Over time, their performance may differ significantly from their respective indices. Index portfolios, however, seek to mirror the performance of their target indices, minimizing performance differences over time.

         An index is an unmanaged group of securities whose overall performance is used as an investment benchmark. Indices may track broad investment markets, such as the global equity market, or more narrow investment markets, such as the U.S. small cap equity market. Each Index Trust attempts to match the performance of a particular index by: (a) holding all, or a representative sample, of the securities that comprise the index and/or (b) by holding securities (which may or may not be included in the index) that MAC believes as a group will behave in a manner similar to the index. However, an index portfolio
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has operating expenses and transaction costs, while a market index does not.
Therefore, an Index Trust, while it attempts to track its target index closely, typically will be unable to match the performance of the index exactly.

         SMALL CAP INDEX TRUST

INVESTMENT OBJECTIVE
         The investment objective of the Small Cap Index Trust is to seek to approximate the aggregate total return of a small cap U.S. domestic equity market index.

INVESTMENT STRATEGY
         The Small Cap Index Trust seeks to achieve this objective by attempting to track the performance of the Russell 2000 Index. The Russell 2000 Index is an unmanaged index composed of the stocks of smaller U.S. companies. The index is composed of the 2,000 smallest companies out of the 3,000 largest U.S. companies.

INVESTMENT POLICIES
         The Small Cap Index Trust invests primarily in (a) the common stocks that are included in the Russell 2000 Index and (b) securities (which may or may not be included in the Russell 2000 Index) that MAC believes as a group will behave in a manner similar to the index.

         The portfolio may also invest in short-term debt securities to maintain liquidity or cover futures positions or pending investment in stocks or Futures Contracts.

         INTERNATIONAL INDEX TRUST

INVESTMENT OBJECTIVE
         The investment objective of the International Index Trust is to seek to approximate the aggregate total return of a foreign equity market index.

INVESTMENT STRATEGY
         The International Index Trust seeks to achieve this objective by attempting to track the performance of the Morgan Stanley European Australian Far East Free* Index (the "MSCI EAFE Index"). The MSCI EAFE Index is an unmanaged index of approximately 1,000 securities traded in non-U.S. markets. Countries and geographical areas such as Europe, Australia and Japan typically comprise a greater percentage of the MSCI EAFE Index than other geographical areas and, therefore, tend to have a greater impact on the performance of the index.

*The designation "Free" in the name of the index refers to the securities that the index tracks. Some countries restrict foreign investment in certain industries, so only stocks that can be bought freely by the portfolio are traded.

INVESTMENT POLICIES
         The International Index Trust invests primarily in (a) the common stocks that are included in the MSCI EAFE Index and (b) securities (which may or may not be included in the MSCI EAFE Index) that MAC believes as a group will behave in a manner similar to the index.

         The portfolio may also invest in short-term debt securities to maintain liquidity or cover futures positions or pending investment in stocks or Futures Contracts.

         MID CAP INDEX TRUST

INVESTMENT OBJECTIVE
         The investment objective of the Mid Cap Index Trust is to seek to approximate the aggregate total return of a mid cap U.S. domestic equity market index.

INVESTMENT STRATEGY
         The Mid Cap Index Trust seeks to achieve this objective by attempting to track the performance of the S&P Mid Cap-400 Index (the "S&P 400 Index"). The S&P 400 Index is an unmanaged index composed of the securities of 400 medium sized U.S. companies.

INVESTMENT POLICIES
         The Mid Cap Index Trust invests primarily in (a) the common stocks that are included in the S&P 400 Index and (b) securities (which may or may not be included in the S&P 400 Index) that MAC believes as a group will behave in a manner similar to the index.

         The portfolio may also invest in short-term debt securities to maintain liquidity or cover futures positions or pending investment in stocks or Futures Contracts.
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         TOTAL STOCK MARKET INDEX TRUST

INVESTMENT OBJECTIVE
         The investment objective of the Total Stock Market Index Trust is to seek to approximate the aggregate total return of a broad U.S. domestic equity market index.

INVESTMENT STRATEGY
         The Total Stock Market Index Trust seeks to achieve this objective by attempting to track the performance of the Wilshire 5000 Equity Index ("Wilshire 5000 Index"). The Wilshire 5000 Index is an unmanaged index composed of more than 7,000 stocks including all of the U.S. common stocks regularly traded on the New York and American Stock Exchanges and the Nasdaq over-the-counter markets.

INVESTMENT POLICIES
         The Total Stock Market Index Trust invests primarily in (a) the common stocks that are included in the Wilshire 5000 Index and (b) securities (which may or may not be included in the Wilshire 5000 Index) that MAC believes as a group will behave in a manner similar to the index.

         The portfolio may also invest in short-term debt securities to maintain liquidity or cover futures positions or pending investment in stocks or Futures Contracts.

         500 INDEX TRUST

INVESTMENT OBJECTIVE
         The investment objective of the 500 Index Trust is to seek to approximate the aggregate total return of a broad U.S. domestic equity market index.

INVESTMENT STRATEGY
         The 500 Index Trust seeks to achieve this objective by attempting to track the performance of the S&P 500 Composite Stock Price Index (the "S&P 500 Index"). The S&P 500 Index is an unmanaged index composed of 500 selected common stocks, primarily the stocks of large U.S. companies.

INVESTMENT POLICIES
         The 500 Index Trust invests primarily in (a) the common stocks that are included in the S&P 500 Index and (b) securities (which may or may not be included in the S&P 500 Index) that MAC believes as a group will behave in a manner similar to the index.

         The portfolio may also invest in short-term debt securities to maintain liquidity or cover futures positions or pending investment in stocks or Standard & Poor's Stock Index Futures Contracts.